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                                                                       EXHIBIT 4

                              STANDSTILL AGREEMENT

  THIS STANDSTILL AGREEMENT (this "Agreement") dated as of July 31, 1995 by and among SPRINT CORPORATION, a corporation formed under the laws of Kansas ("Sprint"), FRANCE TELECOM, an exploitant public formed under the laws of France ("FT"), and DEUTSCHE TELEKOM AG, an Aktiengesellschaft formed under the laws of Germany ("DT");

                                  WITNESSETH:

  WHEREAS, Sprint, FT and DT have entered into that certain Investment Agreement dated as of the date hereof (the "Investment Agreement") pursuant to which FT and DT have agreed to purchase shares of capital stock of Sprint; and

  WHEREAS, as a condition to its entering into the Investment Agreement, Sprint has required that FT and DT enter into this Agreement, which contains certain restrictions on purchases of Sprint capital stock by FT and DT and their respective Affiliates and Associates and certain other limitations on FT and DT and their respective Affiliates and Associates.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FT, DT and Sprint (each a "Party"), intending to be legally bound, hereby agrees as follows:

                                   ARTICLE 1.

                          DEFINITIONS AND CONSTRUCTION

  Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

  "Acquisition Proposal" shall have the meaning set forth in Section 8.3(a) of the Investment Agreement.

  "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, provided that (a) no JV Entity shall be deemed an Affiliate of any Party unless (i) FT, DT and Atlas own a majority of the Voting Power of such JV Entity and Sprint does not have the Tie-Breaking Vote (as defined in Section 18.1 of the Joint Venture Agreement), (ii) FT, DT or Atlas has the Tie-Breaking Vote or (iii) FT, DT or any of their Affiliates cause such JV Entity to acquire Beneficial Ownership of any Sprint equity securities; (b) FT, DT and Sprint shall not be deemed Affiliates of each other; (c) Atlas shall be deemed an Affiliate of FT and DT; and (d) the term "Affiliate" shall not include any Government Affiliate.

  "Aggregate Foreign Ownership Limitation" shall mean the maximum aggregate percentage of equity interests of Sprint that may be Owned of Record or Voted by Aliens under Section 310(b)(4) of the Communications Act, without such ownership or voting resulting in the possible loss, or possible failure to secure the renewal or reinstatement, of any license or franchise of any Governmental Authority held by Sprint or any of its Affiliates to conduct any portion of the business of Sprint or such Affiliate, as such maximum aggregate percentage may be increased from time to time by amendments to such section or by waivers granted to Sprint by the FCC or by other determinations of the FCC, provided that if Section 310(b)(4) is repealed or otherwise made inapplicable to the ownership of Sprint capital stock by FT and DT, there shall be no Aggregate Foreign Ownership Limitation.


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  "Aliens" shall mean "aliens," "their representatives," "a foreign government or representatives thereof" or "any corporation organized under the laws of a foreign country" as such terms are used in Section 310(b)(4) of the Communications Act.

  "Applicable Law" shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

  "Articles" shall mean the Articles of Incorporation of Sprint, as amended or supplemented from time to time.

  "Associate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, provided that when used to indicate a relationship with FT or DT or their respective Subsidiaries or Affiliates, the term "Associate" shall mean (a) in the case of FT, any Person occupying the positions listed on Schedule A hereto, and (b) in the case of DT, any Person occupying the positions listed on Schedule B hereto, provided, further, that, in each case, no Persons occupying any such positions described in clause (a) or (b) hereof shall be deemed an "Associate" of FT or DT, as the case may be, unless the Persons occupying all such positions described in clauses (a) and (b) hereof Beneficially Own, in the aggregate, securities representing more than 0.2% of the Voting Power of the Company.

  "Atlas" shall mean the company to be formed as a societe anonyme under the laws of Belgium pursuant to the Joint Venture Agreement, dated as of December 15, 1994, as amended, between FT and DT.

  "Beneficial Owner" (including, with its correlative meanings, "Beneficially Own" and "Beneficial Ownership"), with respect to any securities, shall mean any Person which:

    (a) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing), including pursuant to the Investment Agreement and the Stockholders' Agreement, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

    (b) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to vote or dispose of (whether such right is exercisable immediately or only after the passage of time) or "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof but including all such securities which a Person has the right to acquire beneficial ownership of, whether or not such right is exercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

    (c) has, or any of whose Affiliates or Associates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof), provided that Class A Stock and Common Stock held by one of FT or DT or its Affiliates or Associates shall not also be deemed to be Beneficially Owned by the other of FT or DT or its Affiliates or Associates.

  "Business Day" shall have the meaning set forth in Article I of the Investment Agreement.

  "Change of Control" shall have the meaning set forth in Article I of the Investment Agreement.

  "Class A Common Stock" shall mean the Class A Common Stock of Sprint.

  "Class A Preference Stock" shall mean the Class A Preference Stock of Sprint.


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  "Class A Stock" shall mean the Class A Common Stock or, if shares of the
Class A Preference Stock are outstanding, the Class A Preference Stock.

  "Class A Provisions" shall mean that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO CLASS A STOCK," which will be included in an amendment to the Articles to be filed on or before the First Closing.

  "Common Stock" shall mean the Common Stock, par value U.S. $2.50 per share, of Sprint.

  "Communications Act" shall mean the United States Communications Act of 1934 and the rules and regulations thereunder.

  "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with") shall mean, with respect to a Person or Group:

    (a) ownership by such Person or Group of Votes entitling it to exercise in the aggregate more than 50 percent of the Voting Power of the entity in question; or

    (b) possession by such Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

  "DT" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "DT Investor Confidentiality Agreement" shall have the meaning set forth in
Article I of the Investment Agreement.

  "Exchange Act" shall mean the United States Securities Exchange Act of 1934 and the rules and regulations thereunder.

  "FCC" shall mean the United States Federal Communications Commission.

  "First Closing" shall have the meaning set forth in Section 2.1(a) of the Investment Agreement.

  "France" shall mean the Republic of France, including French Guiana, Guadeloupe, Martinique and Reunion, and its territories and possessions.

  "FT" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "FT Investor Confidentiality Agreement" shall have the meaning set forth in
Article I of the Investment Agreement.

  "Germany" shall mean the Federal Republic of Germany.

  "Government Affiliate" shall mean any Governmental Authority of France or Germany or any other Person Controlled, directly or indirectly (other than by virtue of a government's inherent regulatory or statutory powers to control persons or entities within its jurisdiction), by any such Governmental Authority, provided that FT, DT, Atlas and any other Person directly, or indirectly through one or more intermediaries, Controlled by FT, DT or Atlas shall not be Government Affiliates.

  "Governmental Authority" shall mean any federation, nation, state, sovereign, or government, any federal, supranational, regional, state, local or political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government, provided that the term "Governmental Authority" shall not include FT, DT or Atlas or any of their respective Subsidiaries.

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  "Group" shall mean any group within the meaning of Section 13(d)(3) of the
Exchange Act as in effect on the date hereof.

  "Initial Percentage Limitation" shall have the meaning set forth in Section 2.1(a)(ii), as adjusted pursuant to Section 2.2(a).

  "Initial Standstill Period" shall have the meaning set forth in Section 2.1(a)(ii).

  "Investment Agreement" shall have the meaning set forth in the Recitals.

  "Investment Completion Date" shall have the meaning set forth in Article I of the Investment Agreement.

  "Joint Venture" shall have the meaning set forth in Article I of the Investment Agreement.

  "Joint Venture Agreement" shall mean that certain Joint Venture Agreement, dated as of June 22, 1995, among FT, DT, Sprint and Sprint Global Venture, Inc.

  "Joint Venture Documents" shall have the meaning set forth in Article I of the Investment Agreement.

  "JV Entity" shall have the meaning set forth in Article I of the Investment Agreement.

  "Largest Other Holder" shall mean the Other Holder, if any, who Beneficially Owns a larger percentage of the Outstanding Sprint Voting Securities than any other Person, provided that, for purposes of this definition, FT, DT, their Affiliates and Associates and Qualified Stock Purchasers shall be considered a single Person.

  "Major Competitor" shall have the meaning set forth in Article I of the Investment Agreement.

  "Other Agreements" shall mean the Investment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the FT Investor Confidentiality Agreement and the DT Investor Confidentiality Agreement.

  "Other Holder" shall mean any Person other than (i) FT, DT, any of their respective Affiliates or Associates or any Qualified Stock Purchaser, (ii) Sprint, (iii) any Subsidiary of Sprint, (iv) any employee benefit plan of Sprint or of any Subsidiary of Sprint, or (v) any Person organized, appointed or established by Sprint or any Subsidiary of Sprint for or pursuant to the terms of any such plan.

  "Outstanding Sprint Voting Securities" shall mean the Sprint Voting Securities outstanding as of any particular date, plus all Sprint Voting Securities which as of such date any of FT or DT or any of their respective Affiliates is committed to acquire from Sprint or has the right to acquire (or to commit to acquire) from Sprint pursuant to the Investment Agreement and the Stockholders' Agreement.

  "Owned of Record or Voted by" shall have the meaning specified in Section 310(b)(4) of the Communications Act and published interpretations thereof by the FCC and the U.S. federal courts.

  "Passive Financial Institution" shall mean a bank (or comparable financial institution), insurance company, pension or retirement fund which acquires Voting Securities or other equity interests in a Qualified Subsidiary not with the purpose or effect of changing or influencing the control of the Qualified Subsidiary or Sprint, nor in connection with or as a participant in any transaction having such purpose or effect; provided that the term "Passive Financial Institution" shall not include any Major Competitor of Sprint or of the Joint Venture.

  "Percentage Limitation" shall have the meaning set forth in Section 2.1(a)(iii), as adjusted pursuant to Section 2.2(a).


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  "Percentage Limitation Adjustment Event" shall mean the acquisition by an
Other Holder of Beneficial Ownership of Outstanding Sprint Voting Securities in excess of the applicable Percentage Limitation, unless any of FT, DT or any Qualified Subsidiary shall have breached any of the provisions of Section 3.1 or 3.2 of this Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement and such breach resulted in, or was intended to facilitate, such Other Holder's acquisition of Beneficial Ownership of Outstanding Sprint Voting Securities in excess of the applicable Percentage Limitation.

  "Percentage Ownership Interest" shall mean, with respect to any Person, that percentage of the Voting Power of Sprint represented by Votes associated with the Sprint Voting Securities owned of record by such Person or by its nominees.

  "Person" shall mean an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, any entity organized under Applicable Law, an unincorporated organization or any Governmental Authority.

  "Qualified Stock Purchaser" shall have the meaning set forth in Article I of the Stockholders' Agreement.

  "Qualified Stock Purchaser Standstill Agreement" shall mean a Standstill Agreement in form and substance satisfactory to Sprint, FT and DT.

  "Qualified Subsidiary" shall have the meaning set forth in Article I of the Investment Agreement.

  "Qualified Subsidiary Standstill Agreement" shall mean a Standstill Agreement in the form of Exhibit A.

  "Registration Rights Agreement" shall have the meaning set forth in Article I of the Investment Agreement.

  "Related Company" shall mean any Person not Controlled by FT or DT, but in which FT, DT and their respective Affiliates and Associates, individually or in the aggregate, directly or indirectly through one or more intermediaries, own securities entitling them to exercise in the aggregate more than 35 percent of the Voting Power of such Person.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "Section 3(b)(v) Conversion" shall mean the conversion of all of the outstanding shares of Class A Preference Stock into Class A Common Stock or Common Stock pursuant to Section 3(b)(v) of the Class A Provisions.

  "Section 3(b)(v) Conversion Date" shall mean the date of the Section 3(b)(v) Conversion.

  "Sprint" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "Sprint Rights Plan" shall mean the Rights Agreement dated as of August 8, 1989, as amended, between Sprint and UMB Bank, n.a., as rights agent.

  "Sprint Voting Securities" shall mean the Common Stock, the Class A Stock and any other securities of Sprint having the right to Vote.

  "Stockholders' Agreement" shall have the meaning set forth in Article I of the Investment Agreement.

  "Strategic Investor" shall mean any Person which owns directly any equity interests in a Qualified Subsidiary, other than FT, DT, any wholly owned Subsidiary of FT or DT or a Passive Financial Institution.


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  "Strategic Investor Standstill Agreement" shall mean a Standstill Agreement in the form of Exhibit B.

  "Strategic Merger" shall have the meaning set forth in Article I of the Investment Agreement.

  "Subsequent Percentage Limitation" shall have the meaning set forth in
Section 2.1(a)(iii), as adjusted pursuant to Section 2.2(a).

  "Subsidiary" shall mean, with respect to any Person (the "Parent"), any other Person in which the Parent, one or more Subsidiaries of the Parent, or the Parent and one or more of its Subsidiaries (a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than 50% of the equity interests, provided that Atlas shall be deemed to be a Subsidiary of each of FT and DT.

  "Vote" shall mean, as to any entity, the ability to cast a vote at a stockholders' or comparable meeting of such entity with respect to the election of directors or other members of such entity's governing body, provided that with respect to Sprint only, the term "Vote" shall mean the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Class A Provisions) with respect to matters other than the election of directors at a meeting of the stockholders of Sprint and shall include the aggregate number of Votes represented by all Sprint Voting Securities which as of such date any of FT or DT or any of their respective Affiliates is committed to acquire from Sprint or has the right to acquire (or to commit to acquire) from Sprint pursuant to the Investment Agreement and the Stockholders' Agreement.

  "Voting Power" shall mean, as to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity plus, in the case of Sprint, the aggregate number of Votes represented by all Sprint Voting Securities which as of such date any of FT or DT or any of their respective Affiliates is committed to acquire from Sprint or has the right to acquire (or to commit to acquire) from Sprint pursuant to the Investment Agreement and the Stockholders' Agreement.

  Section 1.2. Interpretation and Construction of this Agreement. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

                                   ARTICLE 2.

              RESTRICTIONS ON ACQUISITION OF VOTING SECURITIES BY
                   FT, DT AND THEIR AFFILIATES AND ASSOCIATES

  Section 2.1. Acquisition Restrictions.

  (a) Subject to Sections 2.2, 2.3 and 2.4, each of FT and DT agrees that it will not, and will cause each of its respective Affiliates and Associates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of:

    (i) any Sprint Voting Securities at any time prior to the earlier of (A) the Investment Completion Date, and (B) the Section 3(b)(v) Conversion Date, in each case other than as a result of purchases from Sprint pursuant to the Investment Agreement;


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    (ii) if a Section 3(b)(v) Conversion has not occurred, any Sprint Voting
         Securities on or following the Investment Completion Date and prior to the fifteenth anniversary of the date hereof (the "Initial Standstill Period"), if as a result the Votes represented by the Sprint Voting Securities Beneficially Owned in the aggregate by FT, DT and their respective Affiliates and Associates would represent in the aggregate more than 20% of the Voting Power represented by the Outstanding Sprint Voting Securities (the "Initial Percentage Limitation");

    (iii) if a Section 3(b)(v) Conversion has not occurred, any Sprint Voting Securities following the Initial Standstill Period, if as a result the Votes represented by the Sprint Voting Securities Beneficially Owned in the aggregate by FT, DT and their respective Affiliates and Associates would represent in the aggregate more than 30% of the Voting Power represented by the Outstanding Sprint Voting Securities (the "Subsequent Percentage Limitation"; the Initial Percentage Limitation and the Subsequent Percentage Limitation, as the case may be, also being referred to as the "Percentage Limitations"), provided that the Sprint Voting Securities Beneficially Owned in the aggregate by FT and DT and their respective Affiliates and Associates may not at any time exceed 80% of the Aggregate Foreign Ownership Limitation;

    (iv) if a Section 3(b)(v) Conversion has occurred, any Sprint Voting Securities on or following the Section 3(b)(v) Conversion Date; or

    (v) any Sprint nonvoting equity securities following the date hereof.

  (b) In addition to any other restrictions contained herein or in the Joint Venture Documents, the Parties agree that none of the Parties will cause any JV Entity to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any equity securities of Sprint.

  Section 2.2. Exception to Purchase Restrictions.

  (a) Subject to Section 2.4, if a Percentage Limitation Adjustment Event shall occur, then the applicable Percentage Limitation shall be increased to the extent necessary so that Sections 2.1(a)(ii) and 2.1(a)(iii) do not prohibit FT, DT and their respective Affiliates from acquiring Beneficial Ownership of additional Sprint Voting Securities such that the Votes represented by the Sprint Voting Securities Beneficially Owned in the aggregate by FT, DT and their respective Affiliates and Associates and any Qualified Stock Purchasers would be equal to (but no greater than) the Votes represented by the Sprint Voting Securities Beneficially Owned by the Largest Other Holder, after giving effect to any dilution to such holder resulting from the operation of the Sprint Rights Plan, provided that the Sprint Voting Securities Beneficially Owned in the aggregate by FT and DT and their respective Affiliates may not at any time exceed 80% of the Aggregate Foreign Ownership Limitation.

  (b) Subject to Section 2.4, if an acquisition by FT, DT or any of their respective Affiliates or Associates of Beneficial Ownership of additional Sprint Voting Securities otherwise permitted by Section 2.1(a)(iii) or 2.2(a) is prohibited thereunder due to the proviso at the end of such Section, then FT or DT may assign to one or more non-Alien Qualified Stock Purchasers in accordance with Section 7.2 of the Stockholders' Agreement their rights under
Section 2.1(a)(iii) or 2.2(a) to purchase in the aggregate the number of shares of Sprint Voting Securities which equals the number of shares of Sprint Voting Securities the purchase of which is prohibited by the proviso at the end of
Section 2.1(a)(iii) or Section 2.2(a), as the case may be.

  Section 2.3. Effect of Action by Sprint.

  (a) Subject to Section 2.3(b), neither FT nor DT shall be deemed in violation of this Article 2 if the Beneficial Ownership of Sprint Voting Securities by FT, DT and their respective Affiliates and Associates exceeds the applicable Percentage Limitation (i) solely as a result of an acquisition of Sprint Voting Securities by Sprint that, by reducing the number of Outstanding Sprint Voting Securities, increases the proportionate number of Sprint Voting Securities Beneficially Owned by FT, DT and their respective Affiliates and Associates, or
(ii) because FT, DT or their respective Affiliates or Associates purchase shares in excess of the applicable Percentage Limitation in reliance on information regarding the number of outstanding shares of Sprint provided directly to any of FT, DT and their respective Affiliates and Associates by Sprint in response to a request for such information by any of FT, DT and their respective Affiliates and Associates immediately prior to such purchase.


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  (b) Notwithstanding Section 2.3(a), the applicable Percentage Limitation shall be deemed exceeded if (i) in the case of Section 2.3(a)(i), FT, DT or any of their respective Affiliates or Associates acquires Beneficial Ownership of any additional Sprint Voting Securities after it has been notified of an acquisition of Sprint Voting Securities by Sprint, or (ii) in the case of
Section 2.3(a)(ii), FT, DT or any of their respective Affiliates or Associates acquires Beneficial Ownership of additional Sprint Voting Securities after it has been notified that the information regarding the number of outstanding shares previously provided to it was incorrect and it has been provided by Sprint with correct information, unless in the case of clause (i) or (ii):

    (x) upon the acquisition of Beneficial Ownership of such additional Sprint Voting Securities, FT, DT and their respective Affiliates and Associates do not Beneficially Own in the aggregate more than the applicable Percentage Limitation, or

    (y) subject to the rights of Sprint in Section 5.7 of the Stockholders' Agreement, such acquisition is effected pursuant to (A) the exercise of equity purchase rights by FT or DT pursuant to the Stockholders' Agreement, or (B) market purchases which are made solely in lieu of the exercise of equity purchase rights by FT or DT pursuant to the Stockholders' Agreement following the issuance of securities by Sprint, so long as (1) either (I) FT or DT, as the case may be, has irrevocably waived its rights to exercise the equity purchase rights in respect of which such market purchases are made in lieu thereof, or (II) the time period for the exercise of such equity purchase rights has expired without the exercise of such rights, and
  (2) following such market purchases, the Percentage Ownership Interest of FT, DT and their respective Affiliates and Associates does not exceed the Percentage Ownership Interest of FT, DT and their respective Affiliates and Associates which would have been in effect had FT, DT and their respective Affiliates exercised such equity purchase rights.

  Section 2.4. Sprint Rights Plan.

  (a) Notwithstanding the provisions of Sections 2.1 and 2.2, each of FT and DT agrees that it will not, and will cause each of its respective Affiliates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Sprint Voting Securities if such acquisition would result in FT or DT or any of their respective Affiliates being deemed an Acquiring Person (as such term is defined in the Sprint Rights
Plan) or result in the occurrence of a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event (as such terms are defined in the Sprint Rights Plan).

  (b) If the Sprint Board of Directors amends or waives the provisions of the Sprint Rights Plan in such a manner to permit an Other Holder to acquire Beneficial Ownership of Sprint Voting Securities having Votes in excess of the applicable Percentage Limitation without such acquisition resulting in the Other Holder being deemed an Acquiring Person or resulting in the occurrence of a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event or makes any other changes to the Sprint Rights Plan which would permit any Other Holder to own Sprint Voting Securities having Votes in excess of the applicable Percentage Limitation without triggering adverse consequences under the Sprint Rights Plan to such Other Holder, then Sprint will amend or waive the provisions of the Sprint Rights Plan so that the Sprint Rights Plan does not impose any prohibition (including any prohibition on the ownership of Voting Securities), on FT, DT and their respective Affiliates and Associates which is more restrictive than the restrictions imposed on any Other Holder.

                                   ARTICLE 3.

                      OTHER STANDSTILL PROVISIONS; QUORUM

  Section 3.1. Standstill Covenants. Each of FT and DT agrees that it will not, and it will cause each of its respective Affiliates and Associates not to, directly or indirectly, alone or in concert with others (including with any Government Affiliate, Related Company or Qualified Stock Purchaser), unless specifically requested in writing by the Chairman of Sprint or by a resolution of a majority of the directors of Sprint, take any of the actions set forth below, except to the extent expressly permitted or provided for by the Other Agreements and the Joint Venture Documents:

    (a) effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) or participate in:


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      (i) any acquisition of Beneficial Ownership of Sprint Voting
    Securities or other equity interests in Sprint which would result in a breach of Article 2 of this Agreement;

      (ii) any tender or exchange offer, merger, consolidation, share exchange or business combination involving Sprint or any material portion of its business or any purchase of all or any substantial part of the assets of Sprint or any material portion of its business, provided that nothing in this clause (ii) shall prohibit discussions by the Parties in connection with the conduct of the business of the JV Entities in the manner contemplated by the Joint Venture Documents or in connection with offers by FT or DT to purchase equity interests owned by Sprint in the JV Entities;

      (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Sprint or any material portion of its business, provided that nothing in this clause
    (iii) shall prohibit discussions by the Parties in connection with the conduct of the business of the JV Entities or in connection with offers by FT or DT to purchase equity interests owned by Sprint in the JV Entities; or

      (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in
    Section 14a-1(l)(2)(iv) from the definition of "solicitation") with respect to Sprint or any of its Affiliates or any action resulting in such Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to Sprint or any of its Affiliates;

    (b) propose any matter for submission to a vote of stockholders of Sprint or any of its Affiliates; provided that nothing in this Section 3.1(b) shall restrict the manner in which the members of the Board of Directors of Sprint elected by the holders of Class A Stock may (i) vote on any matter submitted to such Board, or (ii) participate in deliberations or discussions of such Board (including making suggestions and raising issues to the Board, so long as such actions do not otherwise violate any other provision of this Section 3.1 or Section 3.2) in their capacity as members of such Board and in no other capacity, including any capacity such persons serving as directors otherwise may have as a director, officer, employee, agent or representative of any other Person, including any holder of Class A Stock;

    (c) form, join or participate in a Group with respect to any Sprint Voting Securities (other than any Group whose members consist solely of FT, DT, any of their respective Affiliates and Associates and any Qualified Subsidiaries);

    (d) grant any proxy with respect to any Sprint Voting Securities to any Person not designated by Sprint, except for proxies granted to FT or DT or Qualified Subsidiaries or to individuals who are officers, employees or regular agents or advisors of FT or DT or Qualified Subsidiaries who have received specific instructions from FT, DT or Qualified Subsidiaries, as the case may be, as to the voting of such Sprint Voting Securities with respect to the matter or matters for which the proxy is granted;

    (e) deposit any Sprint Voting Securities in a voting trust or subject any Sprint Voting Securities to any arrangement or agreement with respect to the voting of such Sprint Voting Securities or other agreement having similar effect, except for agreements solely among FT, DT and any Qualified Subsidiary;

    (f) execute any written stockholder consent with respect to Sprint, except for written consents executed by such Persons as holders of the Class A Stock in connection with (i) the election of Class A Directors (as defined in the Articles), (ii) the approval or disapproval of a Subject Event, Major Issuance or Major Competitor Transaction (each as defined in the Articles) during the period in which the holders of the Class A Stock are entitled to exercise disapproval rights with respect to such matter, or
  (iii) any vote by the holders of the Class A Stock with respect to which such holders are entitled to vote as a class;

    (g) take any other action to seek to affect the control of the management or Board of Directors of Sprint or any of its Affiliates; provided that nothing in this Section 3.1(g) shall restrict the manner in which the members of the Board of Directors of Sprint elected by the holders of Class A Stock may (i) vote on any matter submitted to such Board, or (ii) participate in deliberations or discussions of such

  Board (including making suggestions and raising issues to the Board, so long as such actions do not otherwise violate any other provision of this
  Section 3.1 or Section 3.2) in their capacity as members of such Board and in no other capacity, including any capacity such persons serving as directors otherwise may have as a director, officer, employee, agent or representative of any other Person, including any holder of Class A Stock;

    (h) enter into any discussions, negotiations, arrangements or understandings with any Person (including any Government Affiliate, Related Company or Qualified Stock Purchaser) other than FT, DT, their Affiliates, Associates and their respective directors, officers, employees, agents or advisors with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing;

    (i) disclose to any Person (including any Government Affiliate, Related Company or Qualified Stock Purchaser) other than FT, DT, their Affiliates, Associates and their respective directors, officers, employees, agents or advisors any intention, plan or arrangement inconsistent with the foregoing or with the restrictions on transfer set forth in Article II of the Stockholders' Agreement or form any such intention which would result in FT, DT or any of their respective Affiliates or Associates being required to make any such disclosure in any filing with a Governmental Authority or being required by Applicable Law to make a public announcement with respect thereto; or

    (j) request Sprint or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive in any material respect this Agreement (including this Section 3.1(j)) or the articles of incorporation or the bylaws of Sprint or any of its Affiliates.

  Section 3.2. Press Releases, Etc. by FT and DT.

  (a) Subject to Section 3.2(b), each of FT and DT may issue such press releases and make such other public communications to the financial community and to its stockholders and such other public statements made in the ordinary course relating to its investment in Sprint, in each case as it reasonably deems appropriate and customary. Prior to making any such press release or other communication, FT and DT will use reasonable efforts to consult with Sprint in good faith regarding the form and content of any such communication, and FT and DT will use reasonable efforts to coordinate any such communication with any decisions reached by Sprint with respect to disclosures relating to such matters.

  (b) Notwithstanding the provisions of Section 3.2(a), unless required by Applicable Law, neither FT nor DT, nor any of their respective Affiliates or Associates, may make any press release, public announcement or other communication with respect to any of the matters described in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g), 3.1(h) or 3.1(j) without the prior written consent of the Chairman of Sprint or by a resolution of a majority of the directors of Sprint. Nothing in this Section 3.2 shall permit FT or DT to take any action which would otherwise violate any provision contained in Section 3.1.

  Section 3.3. Voting of Sprint Voting Securities. Except as set forth in Sections 3.1(d), 3.1(e) and 3.1(f), nothing in Section 3.1 shall restrict the manner in which FT, DT and their respective Affiliates may vote their Sprint Voting Securities.

  Section 3.4. Quorum. Each of FT and DT shall use reasonable efforts to ensure that they shall be present, and shall use reasonable efforts to cause their respective Affiliates and Associates owning Sprint Voting Securities to be present, in each case, in person or by proxy, at all meetings of stockholders of Sprint so that all Sprint Voting Securities Beneficially Owned by FT and DT and their respective Affiliates and Associates shall be counted for purposes of determining the presence of a quorum at such meeting.

  Section 3.5. Notice of Proposals Regarding Acquisition Transactions. Each of FT and DT agrees that it will notify Sprint promptly if any inquiries or proposals which FT or DT reasonably believes are of substance are received by, any information is exchanged with respect to, or any negotiations or substantive discussions are initiated or continued with, FT or DT or any of their respective Affiliates regarding any Acquisition Proposal involving Sprint or any purchase of any of the shares of capital stock of Sprint Beneficially Owned by FT, DT or any of their respective Affiliates pursuant to a tender offer or exchange offer.

                                   ARTICLE 4.

                         OBLIGATIONS OF OTHER ENTITIES

  Section 4.1. Qualified Subsidiaries. FT and DT shall cause each Person which, as a result of the acquisition of Beneficial Ownership of any Sprint Voting Securities, would become a Qualified Subsidiary to execute a Qualified Subsidiary Standstill Agreement prior to and as a condition to the effectiveness of such acquisition.

  Section 4.2. Strategic Investors. FT and DT shall cause each Person which, as a result of an acquisition of Beneficial Ownership of any equity interest in a Qualified Subsidiary, would become a Strategic Investor (and any Person who Beneficially Owns more than 35% of the Voting Power, or otherwise Controls, such acquiring Person) to execute a Strategic Investor Standstill Agreement prior to and as a condition to the effectiveness of such acquisition.

                                   ARTICLE 5.

                                 MISCELLANEOUS

  Section 5.1. Termination. The provisions of this Agreement shall terminate
(a) on the second anniversary of the date of the termination of the Investment Agreement but only if such agreement is terminated prior to the First Closing, or (b) if the Company proceeds with a transaction involving a Change of Control following the process described in Section 4.1 of the Stockholders' Agreement. Any termination of the Agreement as provided herein shall be without prejudice to the rights of any Party arising out of the breach by any other Party of any provision of this Agreement.

  Section 5.2. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing in the English language and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telex or telecopier, or seven days after it has been sent by air mail, as follows:

    FT:
      6 place d'Alleray
      75505 Paris Cedex 15
      France
      Attention: Executive Vice President, International
      Tel: (33-1) 44-44-19-94
      Fax: (33-1) 46-54-53-69

    with a copy to:

      Debevoise & Plimpton
      875 Third Avenue
      New York, New York 10022
      U.S.A.
      Attention: Louis Begley, Esq.
      Tel: (212) 909-6273
      Fax: (212) 909-6836

    DT:
      Friedrich-Ebert-Allee 140
      D-53113 Bonn
      Germany
      Attention: Chief Executive Officer
      Tel: 49-228-181-9000
      Fax: 49-228-181-8970
    with a copy to:

      Mayer, Brown & Platt
      2000 Pennsylvania Avenue, N.W.
      Suite 6500
      Washington, D.C. 20006
      U.S.A.
      Attention: Werner Hein, Esq.
      Tel: (202) 778-8726
      Fax: (202) 861-0473

   Sprint:
      2330 Shawnee Mission Parkway
      East Wing
      Westwood, Kansas 66205
      U.S.A.
      Attention: General Counsel
      Tel: (913) 624-8440
      Fax: (913) 624-8426

    with a copy to:

      King & Spalding
      191 Peachtree Street
      Atlanta, Georgia 30303
      U.S.A.
      Attention: Bruce N. Hawthorne, Esq.
      Tel: (404) 572-4903
      Fax: (404) 572-5146

The Parties shall promptly notify each other in the manner provided in this
Section 5.2 of any change in their respective addresses. A notice of change of address shall not be deemed to have been given until received by the addressee. Communications by telex or telecopier also shall be sent concurrently by mail, but shall in any event be effective as stated above.

  Section 5.3. Assignment. No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each other Party.

  Section 5.4. Entire Agreement. This Agreement, including the Exhibits attached hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein, provided that this provision shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

  Section 5.5. Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

  Section 5.6. Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors (including any successor of FT in a privatization) and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof. In the event of a reorganization of FT pursuant to, as a result of or in connection with, a privatization, the corporation or other entity formed to continue the business activities of FT shall assume the rights and obligations of FT under this Agreement.

  Section 5.7. Governing Law; Dispute Resolution; Equitable Relief.

  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).

  (b) EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUDING CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

  (c) EACH OF FT AND DT HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO FT AND DT IN THE MANNER PROVIDED IN
SECTION 5.2. FT AND DT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT FT AND DT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH OF FT AND DT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF FT AND DT EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

  (d) EACH PARTY AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTIES FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTIES MAY HAVE, THEY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH. EACH PARTY AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT SUCH BREACH HAS OCCURRED, AND AGREES TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

  Section 5.8. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

  Section 5.9. Translation. The parties hereto have negotiated both this Agreement and the Memorandum of Understanding, dated June 14, 1994 (the "MOU"), among each of the parties hereto, in the English language, and have prepared successive drafts and the definitive texts of the MOU and this Agreement in the English language. For purposes of complying with loi n(degrees) 94-665 du 4 aout 1994 relative a l'emploi de la langue francaise, the parties hereto have prepared a French version of this Agreement, which French version was executed and delivered simultaneously with the execution and delivery of the English version hereof. The parties deem the French and English versions of this Agreement to be equally authoritative.

  Section 5.10. Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

  Section 5.11. Waiver of Immunity. Each of FT and DT agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). Each of FT and DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. (S)1602, et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against FT or DT with respect to this Agreement.

  Section 5.12. Remedies. In addition to any other remedies which may be available to Sprint (including any remedies which Sprint may have at law or in equity):

    (a) Each of FT and DT agrees that Sprint shall have no obligation to honor transfers of Sprint Voting Securities or other equity interests in Sprint to FT, DT or any of their respective Affiliates or Associates which would cause any of FT, DT and their respective Affiliates or Associates to Beneficially Own Sprint Voting Securities or other equity interests in Sprint in violation of this Agreement, any such transfers shall be void and of no effect, and Sprint shall be entitled to instruct any transfer agent or agents for the equity interests in Sprint to refuse to honor such transfers; and

    (b) FT and DT acknowledge the provisions set forth in Section 5 of that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK," Section 7(b) of the Class A Provisions, and Section
  3.5 and Article VIII of the Stockholders' Agreement relating to the consequences of a breach of certain provisions of this Agreement or any Qualified Subsidiary Standstill Agreement or to the consequences of certain actions taken by a Government Affiliate, Qualified Stock Purchaser, Strategic Investor or Related Company.

  IN WITNESS WHEREOF, Sprint, FT and DT have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.


                                          SPRINT CORPORATION

                                                    /s/ W. T. Esrey
                                          By: _________________________________
                                              William T. Esrey
                                              Chairman and Chief Executive
                                              Officer

                                          FRANCE TELECOM

                                                 /s/ Charles Rozmaryn
                                          By: _________________________________
                                              Charles Rozmaryn
                                              Directeur General

                                          DEUTSCHE TELEKOM AG

                                                    /s/ Ron Sommer
                                          By: _________________________________
                                              Dr. Ron Sommer
                                              Vorsitzender des Vorstandes